Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report, dated May 11, 2007 relating to the consolidated financial statements of Voice Signal Technologies, Inc. as of December 31, 2006 and 2005, and for each of the three years in the three-year period ending December 31, 2006 included in this Form 8-K of Nuance Communications, Inc., into Nuance Communications, Inc.’s previously filed Registration Statements on Form S-3 (File Nos. 333-100648, and 333-61862), Form S-4 (File Nos. 333-143428) and Form S-8 (File Nos. 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, and 333-04131).

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
August 30, 2007